EXHIBIT 99.1
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P R E S S   R E L E A S E
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                      AUTOMATIC DATA PROCESSING TO ACQUIRE
          U.S. CLEARING AND BROKERDEALER SERVICES FROM BANK OF AMERICA


         ROSELAND, NJ, June 22, 2004 - Automatic Data Processing, Inc. (NYSE:ADP), has entered into a definitive agreement to acquire the U.S. Clearing and BrokerDealer Services divisions of Bank of America Corporation, Arthur F. Weinbach, chairman and chief executive officer of ADP announced today. The transaction is subject to regulatory review and is expected to close before the end of the calendar year.

         Commenting on the transaction, Mr. Weinbach stated, "We are pursuing a business process outsourcing (BPO) strategy in response to market demand and in light of the changing dynamics of the financial services marketplace. The acquisition, with revenues of approximately $85 million, positions ADP Brokerage Services Group to provide both retail and institutional broker clients an integrated solution encompassing Brokerage Processing Services (Service Bureau), Operations Outsourcing and Clearing Services. Our BPO strategy strengthens the value proposition of our offerings to the financial services industry while it also opens the small and mid-tier broker-dealer segment to ADP for future growth.

         "We expect that the transaction will be approximately $.01 to $.02 per share dilutive in the first two years during the integration and the initial stages of the strategy adoption and accretive thereafter."

         ADP, with over $7 billion in revenues and approximately 500,000 clients, is one the largest independent computing services firms in the world.

         This release and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source:  Automatic Data Processing, Inc.

ADP Investor Relations
Elena Charles, 973.974.4077
Debbie Morris, 973.974.7821


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